EXHIBIT 3

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada 89502 U.S.A.

NOTICE OF ANNUAL AND EXTRAORDINARY
GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual and extraordinary general meeting (the “Meeting”) of shareholders of GLAMIS GOLD LTD. (the “Company”) will be held at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario, on Wednesday, May 7, 2003 at 1:30 p.m., local time, for the following purposes:

1.	to receive the report of the Directors of the Company;

2.	to receive and consider the consolidated financial statements of the Company for its fiscal year ended December 31, 2002 and the report of the auditor thereon;

3.	to fix the number of directors at 6;

4.	to elect Directors of the Company for the ensuing year;

5.	to appoint an auditor of the Company for the ensuing year and to authorize the Directors to fix the auditor’s remuneration;

6.	to consider and, if thought fit, approve an ordinary resolution amending the Company’s Shareholder Rights Plan by extending the Expiration Time for an additional three year period;

7.	to consider any permitted amendment to or variation of any matter identified in this Notice; and

8.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

An Information Circular and a copy of the Annual Report of the Company for the year ended December 31, 2002 accompany this Notice. The Information Circular contains details of matters to be considered at the Meeting. The Annual Report includes the consolidated financial statements and the auditor’s report thereon.

A shareholder who is unable to attend the Meeting in person and who wishes to ensure that such shareholder’s shares will be voted at the Meeting is requested to complete, date and sign the enclosed form of proxy and deliver it by hand, mail or facsimile transmission in accordance with the instructions set out in the form of proxy and in the Information Circular.

DATED at Reno, Nevada, U.S.A., March 24, 2003.

BY ORDER OF THE BOARD

“C. Kevin McArthur”
President & Chief Executive Officer

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310
Reno, Nevada, 89502 U.S.A.

INFORMATION CIRCULAR
as at March 14, 2003

This Information Circular is furnished in connection with the solicitation of proxies by the management of GLAMIS GOLD LTD. (the “Company”) for use at the annual and extraordinary general meeting (the “Meeting”) to be held on May 7, 2003 at 1:30 p.m., local time, at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario.

Dollar amounts stated herein are in U.S. dollars unless otherwise stated.

Pursuant to section 111 of the Company Act (British Columbia), advance notice of the Meeting was published in the Vancouver Sun newspaper on March 11, 2003 and filed with The Toronto Stock Exchange (“TSX”), the British Columbia Securities Commission and the Ontario Securities Commission.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by the mail, but proxies may be solicited personally or by telephone by Directors, officers and regular employees. All solicitation costs will be borne by the Company.

Appointment and Revocation of Proxies

The individuals named in the accompanying form of proxy are the Chairman of the Board of Directors of the Company and the President and Chief Executive Officer of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him at the Meeting has the right to do so, either by inserting such person’s name in the blank space provided in the form of proxy or by completing another form of proxy. A form of proxy will not be valid unless it is completed and delivered to the office of Computershare Trust Company of Canada by fax to 1-866-249-7775 or by mail or by hand to Proxy Department, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting at which the person named therein purports to vote in respect thereof.

A shareholder who has given a proxy may revoke it by an instrument in writing delivered either to Computershare Trust Company of Canada as specified above or to the registered office of the Company by fax to (604) 685-7084 or by mail or by hand to 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7, at any time up to and including the last business day that precedes the day of the Meeting or, if adjourned, any reconvening thereof, or in any other manner provided by law. In addition, a revocation of a proxy does not affect any matter on which a vote has been taken before the revocation.

Registered and Unregistered Shareholders

Registered shareholders may vote the common shares (the “Shares”) they hold in the Company either by attending the Meeting in person or, if they do not plan to attend the Meeting, by completing the proxy and following the delivery instructions contained in the form of proxy and this Information Circular.

Unregistered shareholders, being persons whose holdings of Shares are registered in the name of a stockbroker or financial intermediary (each an “Intermediary”), must follow special procedures if they wish to vote at the Meeting. To vote in person at the Meeting, an unregistered shareholder must insert his or her name in the space provided for in the form of proxy for the appointment of a person, other than the persons named in the proxy, as proxyholder and have the proxy signed by the Intermediary. In such case, the unregistered shareholder attends as a proxyholder for their own shareholdings and will be subject to the same limitations as any other proxyholder in voting shares (see “Exercise of Discretion”). If the unregistered shareholder does not plan to attend the Meeting, the unregistered shareholder can vote by proxy, by following the instructions included on the proxy and provided to the unregistered shareholder by the relevant Intermediary. In either case, the proxy must be delivered in the manner provided for in this Information Circular or as instructed by the shareholder’s Intermediary. An unregistered shareholder who does not follow the instructions for delivery of the relevant form of proxy and who attends the Meeting will not be entitled to vote at the Meeting.

Exercise of Discretion

Shares represented by properly executed proxies appointing the persons named in the enclosed instrument of proxy will be voted or withheld from voting on any ballot in accordance with the instructions contained in the instrument of proxy. In the absence of instructions, the Shares represented by a proxy will be voted FOR the establishment of the size of the Board of Directors at six, FOR the election of directors by equal distribution of the votes eligible to be cast on the election among the Company’s nominees, FOR the appointment of KPMG LLP as auditor of the Company and FOR the amendment of the Company’s Shareholder Rights Plan to extend the Expiration Time by three years.

With respect to amendments are variations to matters identified in the accompanying Notice of Meeting, other than the election of directors, and with respect to other matters which may properly come before the Meeting, the Shares represented by a proxy will be voted by the persons so designated in their discretion. A proxy may not confer any discretion to vote in respect of the election of a director unless the nominee is named in the proxy or in the Information Circular. At the date of this Information Circular, management of the Company knows of no such amendment, variations or other matters to come before the Meeting.

Voting Shares and Principal Shareholders

As of March 14, 2003, the Company had outstanding 126,312,142 fully paid and non-assessable Shares, each Share carrying the right to one vote.

Only shareholders of record at the close of business on March 19, 2003, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Shares voted at the Meeting. A quorum for general meetings of shareholders is not less than two persons being present in person or being represented by proxy, holding not less than one-twentieth of the issued Shares.

To the knowledge of the Directors and senior officers of the Company, no person or corporation beneficially owns, directly or indirectly, or exercises control or direction over Shares carrying more than 10% of the voting rights attached to all outstanding Shares as at March 14, 2003.

Security Ownership by Directors and Executive Officers

The following table sets out as of March 14, 2003, ownership of Shares by each Director and nominee for Director of the Company, each current executive officer of the Company and by all Directors and executive officers of the Company, who are such as at March 14, 2003, as a group, without naming them. All such Shares are directly owned by the person shown unless otherwise indicated by footnote.

Name of Beneficial Owner	Number of Shares

A. Dan Rovig, Director and Chairman	225,000	(1)
C. Kevin McArthur, Director, President and Chief Executive Officer	1,000,000	(2)
James R. Billingsley, Director	150,000	(3)
A. Ian S. Davidson, Director	161,996	(4)
Jean Depatie, Director	142,000	(5)
Kenneth F. Williamson, Director	105,000	(6)
Leonard Harris, Director	100,000	(7)
P. Randy Reifel, Director	3,459,948	(8)
Gerald L. Sneddon, Director	402,330	(9)
Charles A. Jeannes, Senior Vice President Administration, General Counsel and Secretary	420,000	(10)
James S. Voorhees, Vice President Operations and Chief Operating Officer	396,500	(11)
Cheryl S. Maher, Vice President Finance, Chief Financial Officer and Treasurer	145,500	(12)
David L. Hyatt, Vice President, US Operations	103,000	(13)
Steven L. Baumann, Vice President, Central America	100,000	(14)
Michael A. Steeves, Vice President, Investor Relations	100,000	(15)
Directors and Executive Officers as a Group (15 persons)	7,011,274	(16)

Notes:

(1)	The number includes immediately exercisable options in respect of 200,000 Shares, 100,000 at a price of Cdn$2.70 per Share on or before March 9, 2004, 20,000 at a price of Cdn$5.60 per Share on or before November l, 2006 and 80,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(2)	The number includes immediately exercisable options in respect of 900,000 Shares, 100,000 at a price of Cdn$2.90 per Share on or before May 2, 2005, 20,000 at a price of Cdn$5.60 per Share on or before November l, 2006, 600,000 at a price of Cdn$7.38 per Share on or before March 24, 2007 and 180,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(3)	The number includes immediately exercisable options in respect of 150,000 Shares, 100,000 at a price Cdn$2.70 per Share on or before March 9, 2004, 20,000 at a price of Cdn$5.60 per Share on or before November l, 2006 and 30,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(4)	The number includes immediately exercisable options in respect of 150,000 Shares, 100,000 at a price of Cdn$2.70 per Share on or before March 9, 2004, 20,000 at a price of Cdn$5.60 per Share on or before November 1, 2006 and 30,000 at a price of Cdn$13.09 per Share on or before November 6, 2007. 2,200 of the noted number of Shares are owned by his spouse in trust.

(5)	The number includes immediately exercisable options in respect of 140,000 Shares, 100,000 shares at a price of Cdn$2.70 per Share on or before March 9, 2004, 20,000 at a price of Cdn$5.60 per Share on or before November 1, 2006 and 30,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(6)	The number includes immediately exercisable options in respect of 100,000 Shares, 50,000 at a price of Cdn$2.60 per Share on or before April 28, 2004, 20,000 at a price of Cdn$5.60 per Share on or before November 1, 2006 and 30,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(7)	The number includes immediately exercisable options in respect of 100,000 Shares, 50,000 at a price of Cdn$2.70 per Share on or before March 9, 2004, 20,000 at a price of Cdn$5.60 per Share on or before November 1, 2006 and 30,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(8)	The number includes immediately exercisable options in respect of 797,500 Shares, 697,500 at a price of Cdn$3.07 per Share on or before August 21, 2005 and 100,000 at a price of Cdn$13.09 per Share on or before November 6, 2007. 2,406,933 of the noted number of shares are owned by corporate entities controlled by Mr. Reifel.

(9)	The number includes immediately exercisable options in respect of 332,500 Shares, 232,500 at a price of Cdn$3.07 per Share on or before August 21, 2005 and 100,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(10)	The number includes immediately exercisable options in respect of 375,000 Shares, 50,000 at a price of Cdn$2.90 per Share on or before May 2, 2005, 200,000 at a price of Cdn$7.38 per Share on or before March 24, 2007 and 125,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(11)	The number includes immediately exercisable options in respect of 375,000 Shares, 75,000 at a price of Cdn$2.90 per Share on or before May 2, 2005, 200,000 at a price of Cdn$7.38 per Share on or before March 24, 2007 and 100,000 at a price of Cdn$13.09 per Shares on or before November 6, 2007.

(12)	The number includes immediately exercisable options in respect of 140,000 Shares, 5,000 at a price of Cdn$2.50 per Share on or before March 25, 2004, 60,000 at a price of Cdn$3.00 per Share on or before February 28, 2005, 20,000 at a price of Cdn$2.90 per Share on or before May 3, 2005 and 55,000 at a price of Cdn$13.09 per Share on or before November 6, 2007.

(13)	The number includes immediately exercisable options in respect of 100,000 Shares, 50,000 at a price of Cdn$2.70 per Share on or before March 9, 2004, 40,000 at a price of Cdn$2.90 per Share on or before May 3, 2005 and 10,000 at a price of Cdn$13.09 on or before November 6, 2007.

(14)	The number includes immediately exercisable options in respect of 100,000 Shares at a price of Cdn$13.09 per Share on or before November 6, 2007.

(15)	The number includes immediately exercisable options in respect of 100,000 Shares at a price of Cdn$11.84 per Share on or before June 14, 2007.

(16)	The number includes immediately exercisable options in respect of 4,070,000 Shares.

ELECTION OF DIRECTORS

Size of Board

The size of the Board of Directors was last determined by shareholders at seven. It is proposed that the size of the Board of Directors be established at six persons for the ensuing year. Shareholders will therefore be asked to approve an ordinary resolution that the number of Directors elected be fixed at six.

The Board of Directors unanimously recommends that each shareholder vote FOR the establishment of the size of the Board of Directors at six.

Term of Office

The term of office of each of the current Directors expires at the conclusion of the Meeting. The persons named below will be nominated for election at the Meeting as management’s nominees. Each Director elected at the Meeting or appointed by the Board of Directors to fill a vacancy on the Board of Directors thereafter will hold office until the next annual general meeting of the Company or until the Director’s successor is elected or appointed, unless the Director’s office is earlier vacated in accordance with the Articles of the Company or the provisions of the Company Act (British Columbia).

Nominees

The following table sets out the names and ages of management’s nominees for election as Director, all offices in the Company now held by each of them, the principal occupation, business or employment of each of them and the period of time during which each has been a Director of the Company. Each of the nominees has consented in writing to stand for election as a Director of the Company.

Name, Age, Position and	Occupation, Business	Period a Director of the
Country of Residence(1)	or Employment(2)	Company

A. Dan Rovig, 64 Chairman and Director U.S.A.	Independent Consultant; Director and Chairman of the Board of the Company.	November 17, 1989 to August 15, 1997 and November 19, 1998 to present.
C. Kevin McArthur, 48 President, Chief Executive Officer and Director U.S.A.	President and Chief Executive Officer of the Company.	January 1, 1998 to present.
A. Ian S. Davidson, 61 Director Canada	Vice-President of RBC Dominion Securities Inc.	June 28, 1994 to present.
Jean Depatie, 66 Director Canada	President and Chief Executive Officer of Gold Hawk Resources Inc.	December 12, 1997 to present.
Kenneth F. Williamson, 55 Director Canada	Independent Consultant.	April 28, 1999 to present.
P. Randy Reifel, 50 Director Canada	President of Chesapeake Gold Corp.; President of Francisco Gold Corp. from February 1984 to July 2002.	July 16, 2002 to present.

Notes:

(1)	See “Structure and Duties of Committees” for a description and composition of the committees of the Board of Directors. There is no executive committee of the Board of Directors.

(2)	The information as to principal occupation and business or employment is not within the knowledge of the management of the Company and has been furnished by the respective nominees.

A. Dan Rovig is currently a Director and Chairman of the Board of Directors of the Company and has been such from November 19, 1998. Mr. Rovig first joined the Company in September of 1988 as the President of Glamis Gold Inc. and as Vice President Operations of the Company. He became a Director and the President and Chief Executive Officer of the Company and its subsidiaries on November 17, 1989 and held those positions until August 15, 1997 when he retired from the Company. Following retirement he acted as a consultant to the Company until August 1998. Before joining the Company in September 1988, Mr. Rovig was an executive officer of British Petroleum Minerals Ltd, including its subsidiaries Amselco Minerals Inc. and BP Minerals America for five years.

C. Kevin McArthur has been a Director, President and Chief Executive Officer of the Company since January 1, 1998. He served the Company and its subsidiaries in various capacities from February 1988 to the present, including Chief Operating Officer of the Company from July 30, 1997 to December 31, 1997, President & General Manager of Glamis Rand Mining Company from December 1, 1995 to July 29, 1997 and prior to that as Vice President and General Manager of Chemgold, Inc. Both Glamis Rand Mining Company and Chemgold, Inc. are subsidiaries of the Company.

A. Ian S. Davidson became a Director of the Company in June of 1994. Mr. Davidson has been in the investment industry since 1969 and is currently a Vice President of RBC Dominion Securities Inc. He has held this position with RBC Dominion Securities Inc. and its predecessor since February 1992.

Jean Depatie became a Director of the Company in December of 1997. Mr. Depatie has been President and Chief Executive Officer of Gold Hawk Resources Inc. since May 1997. Prior thereto he was President and Chief Executive Officer of Cambiex Exploration from August 1995 to April 1997 and President & Chief Executive Officer of Louvem Mines Inc. from February 1993 to August 1995. Mr. Depatie is currently a Director of the following public companies: Freewest Resources Canada Inc., Novicourt Inc., Richmont Mines Inc., Sulliden Exploration Inc. and Louvem Mines Inc.

Kenneth F. Williamson became a Director of the Company in April of 1999. Mr. Williamson has been associated with the brokerage business as an investment banker for the last 20 years having held positions as Vice Chairman, Investment Banking at Midland Walwyn/Merrill Lynch from 1993 until 1998. Since 1998 he has been an independent consultant. His main areas of concentration have been mergers and acquisitions and the capital markets. Mr. Williamson is currently a Director of the following public companies: Blackrock Ventures Inc. and Bioteq Environmental Technologies Inc.

P. Randy Reifel became a Director of the Company in July of 2002 upon the closing of the merger of Francisco Gold Corp. (“Francisco”) with the Company. Mr. Reifel was a director and the President of Francisco from February, 1984 until July, 2002. Currently, Mr. Reifel is a director and the President of Chesapeake Gold Ltd. (“Chesapeake”), a public company that was formed as part of the merger between the Company and Francisco.

The Board of Directors unanimously recommends that each shareholder vote FOR the election of the above nominees as Directors, to hold office until the next annual general meeting of shareholders or until their successors are elected and qualified.

Voting for Directors

Under the Company Act (British Columbia) and the Articles of the Company, the six nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by Shares present, in person or represented by proxy at the Meeting and entitled to vote, will be elected Directors, if a quorum is present. In the election of Directors, a withholding of a vote will have no effect on the election since only affirmative votes will be counted with respect to the election of Directors. Voting at the meeting will, except where a poll is demanded by a member or proxy holder entitled to attend the Meeting, be by a show of hands.

Compensation of Directors

For the fiscal year ended December 31, 2002, each Director of the Company was entitled to an annual remuneration of $8,000 payable quarterly for acting as a Director and $1,000 for each meeting of the Board of Directors attended. In addition, each member of a committee received $500 for each committee meeting attended. Directors also receive share purchase options (see “Security Ownership by Directors and Executive Officers”). These share purchase options are granted at the discretion of the Corporate Compensation Committee whose current practice is to provide the Chairman with up to 200,000 share purchase options and each outside Director with up to 100,000 share purchase options. Additional share purchase options have previously been granted based on particular circumstances. All share purchase options granted to Directors are immediately exercisable. Subject to the discretion of the Corporate Compensation Committee, the practice of the Committee is to grant additional share purchase options to Directors following their exercise of the options presently held.

CORPORATE GOVERNANCE AND COMMITTEES

The TSX requires that every listed company incorporated in Canada or a province of Canada must disclose on an annual basis its approach to corporate governance. The Company has elected to incorporate the required disclosure in this Information Circular. The following disclosure was approved by the Board of Directors (the “Board”) at a meeting held on February 13, 2003.

     Stewardship of the Company

The Board is empowered by the Company’s Articles to manage, or supervise the management of the affairs and business of the Company. The Board assumes responsibility for the stewardship of the Company through quarterly and special meetings and has delegated certain of its responsibilities to those committees described below under “Structure and Duties of Committees”. In addition, the Board has established policies and procedures that limit the ability of management to carry out certain specific activities without the prior approval of the Board. All material acquisitions and material asset dispositions require approval of the Board.

The strategic planning process, related not only to current mining operations, but also to the acquisition and development of new properties or the acquisition of companies which control properties which are of interest to the Company, is of key importance to a corporation the size of the Company. The Board is actively involved in this planning process thereby carrying out its duty to take steps to increase shareholder value. The strategic planning process in respect of current mining operations is accomplished through a yearly review and approval process wherein the Board reviews a rolling, five-year budget which is presented by management. The strategic planning process with respect to the acquisition of properties or other companies is carried out by the full Board reviewing proposals brought to it by management. Outside consultants and professionals are engaged as appropriate by management or the Board. The Board monitors management’s success in implementing the strategic plan through the Board’s quarterly and special meetings and provides ongoing guidance to management at such meetings.

The Board, as part of the strategic planning process, has identified the principal risks associated with the Company’s business and has implemented a process for the regular review of these risks and has taken steps to deal with them. The Board has adopted an Environmental Compliance Program that is administered by the Audit and Environment Committee. This committee reports to the Board on a quarterly basis, thereby enabling the Board to monitor the effectiveness of the Environmental Compliance Program.

The Board has delegated responsibility for communication with the public and the Company’s shareholders to its President and Chief Executive Officer, Senior Vice President Administration and Vice-President, Investor Relations. Procedures are in place to ensure proper dissemination of news releases and that shareholders who request information about the Company receive it in a timely manner. In addition, the Board has adopted a Corporate Disclosure, Confidentiality and Insider Reporting Policy which sets out rules for the disclosure of corporate information, the obligation of Directors, officers and employees of the Company to hold non-disclosed material information confidential and the trading and reporting of sales of shares of the Company.

The responsibility for monitoring the effectiveness of the Company’s internal financial information systems has been delegated to the Company’s Chief Financial Officer who reports to the Audit Committee and the Board on a quarterly basis. The duty of monitoring the technical affairs of the Company falls on the President and Chief Executive Officer who is a member of the Board. Operational reports are made to the Board on a quarterly basis to enable the Board to evaluate the Company’s performance against the Company’s strategic plan.

The Board does not have in place formal programs for succession of management and training of management. Due to the size of the Company, management personnel who are already trained are generally engaged as required to fill vacancies.

     Constitution of the Board

The Board is currently comprised of nine persons of which the eight Directors who are not employees of the Company are “unrelated Directors” and as such are independent from management. The remaining member on the Board is the President and Chief Executive Officer of the Company, who is an employee of the Company. Accordingly, a majority of the members of the Board are unrelated Directors and as such the Board is in a position to act independently from management. If the six persons nominated in this Information Circular for Director are elected, five members of the Board will be unrelated Directors and accordingly, the Board will remain independent from management. At each meeting of the Board, a separate executive session is held attended only by the unrelated Directors. The executive session is chaired by the Chairman of the Board, who is an unrelated Director. The purpose of these sessions is to allow frank and open discussion regarding the affairs of the Company, including management performance, without management being present.

Structure and Duties of Committees

     Audit and Environment Committee

The Company’s Audit and Environment Committee (referred to in this Information Circular as the “Audit Committee”) is comprised of Kenneth F. Williamson, A. Ian S. Davidson, James R. Billingsley, Jean Depatie and P. Randy Reifel, all of whom are unrelated Directors. The Audit Committee has both financial review and environmental functions.

In carrying out its financial review function, the Audit Committee reviews all financial statements of the Company prior to their publication, reviews audits, considers the adequacy of the audit procedures, recommends the appointment of independent auditors, reviews and approves professional services to be rendered by them and reviews fees for audit services. On August 4, 2000, the Board adopted and approved a charter for the Audit Committee to follow in carrying out its audit and financial review functions. Each member of the Audit Committee is an unrelated Director and the Board has determined that each member of the Audit Committee is “independent,” as that term is used in Part 303.01 of the Listed Company Manual of the New York Stock Exchange. The Board has established definitions for “financial literacy” and “accounting or related financial expertise” and has determined that all members of the Audit Committee are financially literate and that one member of the Audit Committee has accounting or related financial expertise. The Audit Committee meets separately (without management present) with the Company’s auditors to discuss the various aspects of the Company’s financial statements and the independent audit.

The Audit Committee’s environmental review function includes arranging for and reviewing the annual independent environmental audit of the Company’s operations. The responsibility of the Committee is to ensure adherence to the Company’s Environmental Compliance Program (the “Program”), to review the effectiveness of the Program and to ensure that environmental incidents are dealt with expeditiously.

     Corporate Compensation Committee

The Company has a Corporate Compensation Committee whose current members are A. Dan Rovig, A. Ian S. Davidson, Leonard Harris, Gerald L. Sneddon and C. Kevin McArthur (as a non-voting member). All voting members of this Committee are unrelated Directors. Though the TSX guidelines on corporate governance recommend that all members of this committee should be unrelated Directors, the Board has determined that the input of the President and Chief Executive Officer is important in reviewing the compensation of the Company’s employees. The function of the Corporate Compensation Committee is to review on an annual basis, the compensation paid to the Company’s Directors, to review the performance and compensation paid to the Company’s executive officers and to make recommendations on compensation to the Board. In addition, the Corporate Compensation Committee reviews annually the compensation plans for the Company’s non-executive staff. The philosophy of the Corporate Compensation Committee is stated below under “Report of the Corporate Compensation Committee on Compensation of Executive Officers and Others”.

     Corporate Governance Committee

The Company’s Corporate Governance Committee is comprised of James R. Billingsley, Leonard Harris, Kenneth F. Williamson and P. Randy Reifel, all of whom are unrelated Directors. The Corporate Governance Committee has been given the responsibility of developing and recommending to the Board the Company’s approach to corporate governance. This Committee has had a Directors’ Manual prepared and distributed to all Directors to assist members of the Board in carrying out their duties. The Corporate Governance Committee also reviews with management all new and modified rules and policies applicable to governance of the Company to assure that the Company remains in full compliance with such requirements.

     Nominating Committee

The Board has established a Nominating Committee that has been assigned the responsibility for attracting and recommending Board members. This Committee is comprised of Jean Depatie, A. Dan Rovig and C. Kevin McArthur, the President and Chief Executive Officer of the Company. A majority of the members of this Committee are unrelated Directors. Though the TSX guidelines on corporate governance recommend that the Nominating Committee be comprised entirely of non-management Directors, the Board has determined that the input of the President and Chief Executive Officer on the Nominating Committee is helpful to the Committee in evaluating nominees for the position of Director.

While the Company does not have a formal procedure for assessing and evaluating the effectiveness of the members of the Board and its committees, this function is carried out by the Nominating Committee on an annual basis when evaluating and recommending persons as nominees for the position of Director of the Company.

The Company Act (British Columbia) requires that the Company, not less than 56 days before it holds a general meeting at which a Director is to be elected, publish an advance notice of the meeting that, among other things, invites written nominations for Directors signed by shareholders holding in the aggregate not less than 10% of the Shares having the right to vote at the meeting. If a nomination is received, the information concerning the nominee required to be furnished in an information circular is to be included with the Company’s list of nominees. The required notice was published on March 11, 2003. No nominees for Director were received from the shareholders.

Report of the Corporate Compensation Committee on Compensation of Executive Officers and Others

The Company’s Corporate Compensation Committee, comprised of A. Dan Rovig, A. Ian S. Davidson, Leonard Harris and Gerald L. Sneddon as voting members and C. Kevin McArthur as a non-voting member, reviews the compensation of the Company’s executive officers, other employees and Directors annually and makes recommendations on compensation to the Board.

It is the policy of the Committee to compensate the Company’s executive officers by both direct remuneration (salary and bonuses) and entitlement to share purchase options. Though the Committee has not established any specific compensation criteria directly related to corporate performance, the Committee’s philosophy is to balance short and long term incentives in evaluating performance and determining actual incentive awards. The Committee targets base salary levels by comparison with other public companies of a similar size to the Company in the metals and mining industry. The base salaries are reviewed annually for market competitiveness and to reflect each executive officer’s responsibilities, experience and individual performance. The Company has established no formal bonus program for executives. Instead, the Committee reviews executive performance on an ongoing basis and has from time to time awarded cash bonuses to all or some of the executives for outstanding or extraordinary performance, often in connection with a particular transaction or accomplishment. Compensation in the form of share purchase options in excess of the amounts stated in employment contracts is tied in part to individual and Company performance.

The Committee reviews several factors in determining, on an annual basis, the total compensation payable to the President and Chief Executive Officer. In particular, the Committee reviews publicly available data and data provided by independent third parties regarding compensation paid to Chief Executive Officers of other public companies of a similar size to the Company in the metals and mining industry. Additionally, the Committee considers the specific performance of the Chief Executive Officer during the preceding year, including generally the performance of the Company as a whole as measured by its financial performance, operational performance and specific strategic achievements.

The Committee also reviews the compensation paid to Directors of the Company. The compensation paid to the Directors is based on the Committee’s analysis of the time and effort devoted by the Directors to the meetings and affairs of the Company, as well as various surveys of compensation paid to directors of other public companies of a similar size to the Company in the metals and mining industry. In addition, Directors are entitled to receive share purchase options under the Company’s Incentive Share Purchase Option Plan. The Committee’s current practice is to provide the Chairman with up to 200,000 share purchase options and each outside director with up to 100,000 share purchase options. Additional share purchase options have previously been granted based on particular circumstances. All share purchase options granted to Directors are immediately exercisable. Subject to the discretion of the Corporate Compensation Committee, the practice of the Committee is to grant additional share purchase options to the Directors following their exercise of the options presently held.

     Corporate Compensation Committee

A. Dan Rovig	A. Ian S. Davidson	Leonard Harris	Gerald L. Sneddon

EXECUTIVE COMPENSATION

Remuneration of Management and Others

During the Company’s fiscal year ended December 31, 2002 the aggregate remuneration paid or payable to the Directors and all executive officers of the Company and its subsidiaries (all of whose financial statements are consolidated with those of the Company) was $2,479,715.

Under an existing policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to Directors and officers. The Directors and officers of the Company as individuals are insured for losses arising from claims against them for certain acts, errors or omissions. The policy provides a maximum coverage in any one policy year of Cdn.$10 million for each claim. The annual premium which is payable during the current fiscal year is Cdn$106,000. The premiums for the policy are not allocated between Directors and officers as separate groups.

Named Executive Officers

Under applicable laws Mr. McArthur, Mr. Jeannes, Mr. Voorhees, Ms. Maher and Mr. Hyatt are “Named Executive Officers” of the Company for the period ended December 31, 2002. The following disclosure is in respect of these individuals.

     Compensation of Named Executive Officers

The table below shows the compensation paid to the Named Executive Officers for the past three fiscal years.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
	Annual Compensation				Awards

					Securities
				Other Annual	Underlying Options/	All Other
		Salary	Bonus	Compensation	SARs Granted	Compensation
Name and Principal Position	Year	($)	($)	($)	(#)(2)	($)

C. Kevin McArthur	2002	267,000	365,000	Nil	780,000	1,503,766	(1)(3)
President, Chief Executive	2001	242,000	365,000	Nil	20,000	17,375	(1)
Officer and Director	2000	240,000	30,000	Nil	100,000	13,500	(1)
Charles A. Jeannes	2002	220,000	210,000	Nil	325,000	1,005,800	(3)
Senior Vice-President Administration,	2001	201,667	210,000	Nil	Nil	Nil
General Counsel and Secretary	2000	200,000	20,000	Nil	50,000	Nil
James S. Voorhees	2002	220,000	210,000	Nil	300,000	799,949	(3)
Vice-President, Operations,	2001	201,667	100,000	Nil	Nil	Nil
and Chief Operating Officer	2000	195,360	Nil	Nil	75,000	Nil
Cheryl S. Maher	2002	148,500	110,000	Nil	55,000	434,965	(3)
Vice-President Finance,	2001	136,125	65,000	Nil	Nil	Nil
Chief Financial Officer and Treasurer	2000	133,046	Nil	Nil	40,000	Nil
David L. Hyatt	2002	134,250	30,000	Nil	10,000	246,258	(3)
Vice-President, U.S	2001	120,997	35,000	Nil	Nil	12,208	(3)
Operations	2000	120,000	20,000	Nil	40,000	Nil

Notes:

(1)	Includes a fee of $8,000 paid annually to the Named Executive Officer in his capacity as a Director of the Company and fees of $1,000 for each meeting of the Board attended and of $500 for each committee meeting attended.

(2)	The Table lists share purchase options (“Options”) granted during the noted fiscal year under the Company’s Incentive Share Purchase Option Plan (the “Plan”). The Named Executive Officers of the Company are not entitled to receive share appreciation rights (“SAR”) under the Company’s Share Appreciation Rights Plan. As of February 28, 2003, options in respect of 4,454,750 Shares were outstanding under the Plan at exercise prices ranging from Cdn$2.18 to Cdn$13.09 and 1,388,030 Shares remained available under the Plan for additional options. Options granted under the Plan are generally made for a 5-year period at the closing price as published by the TSX on the trading day prior to the date of grant. The Corporate Compensation Committee determines which Named Executive Officers, Directors and employees of the Company are to receive Options, the exercise price of the Options, and restrictions, if any, which are to attach to the right to exercise Options. The employment contracts of the Named Executive Officers provide that they are entitled to be granted Options in respect of a stated number of Shares, however, the Corporate Compensation Committee can, and has, granted options in excess of the stated amounts. If a Named Executive Officer has his employment with the Company terminated without cause, any outstanding Options will remain in effect for a period which is the shorter of the time to the expiration of the share purchase option and up to 36 months from the time of termination of employment.

(3)	The stated amount includes an amount in respect of the exercise of Options that is the difference between the aggregate market value, on the day of exercise, of Shares acquired upon exercise of Options and the aggregate purchase price of such Shares under the Option.

     Long-Term Incentive Plan and Restricted Stock Awards

No long-term incentive plan awards or awards of restricted stock were made to the Named Executive Officers during the Company’s most recently completed financial year.

     Options Granted to the Named Executive Officers

Share purchase options granted during the financial year ended December 31, 2002 to the Named Executive Officers, pursuant to the Company’s Incentive Share Purchase Option Plan, are as follows:

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

				Market Value of
		% of Total		Securities		Potential Realizable
	Securities Under	Options/SARs		Underlying Options		Value at Assumed
	Options/ SARs	Granted to		on the		Annual Rates of Stock
	Granted(1)	Employees	Exercise Price	Date of Grant		Price Appreciation
Name	(#)	in Fiscal Year	(Cdn$/Security)	(Cdn$/Security)	Expiration Date	for Option Term

						5%	10%
						(Cdn$)	(Cdn$)

C. Kevin McArthur	600,000		7.38	7.38	03/24/07	8,712,920	11,585,644
	180,000	32%	13.09	13.09	11/06/07	1,699,229	2,720,940
Charles A. Jeannes	200,000		7.38	7.38	03/24/07	2,904,306	3,861,881
	125,000	13%	13.09	13.09	11/06/07	1,180,020	1,889,542
James S. Voorhees	200,000		7.38	7.38	03/24/07	2,904,306	3,861,881
	100,000	12%	13.09	13.09	11/06/07	944,016	1,511,634
Cheryl S. Maher	55,000	2%	13.09	13.09	11/06/07	519,209	831,398
David L. Hyatt	10,000	<1%	13.09	13.09	11/06/07	94,402	151,163

Note:

(1)	The grants are in respect of Shares of the Company. No SARs were granted to the Named Executive Officers.

     Share Purchase Options Exercised by the Named Executive Officers

Share purchase options exercised by the Named Executive Officers during the financial year ended December 31, 2002 and the value of the unexercised in-the-money options at December 31, 2002, are as follows:

Value of Unexercised
in-the-Money Options
			Unexercised Options at FY-end,	at FY-end and
	Securities Acquired	Aggregate Value	Exercise Price and whether	whether Exercisable
	on Exercise	Realized	Exercisable or Unexercisable	or Unexercisable
Name	(#)	(Cdn.$)	(#)	(Cdn.$)

C. Kevin McArthur	200,000	2,340,000	100,000 Exercisable at Cdn.$2.90	1,490,000 Exercisable
			20,000 Exercisable at Cdn.$5.60	244,000 Exercisable
			600,000 Exercisable at Cdn.$7.38	6,252,000 Exercisable
			180,000 Exercisable at Cdn.$13.09	847,800 Exercisable
Charles A. Jeannes	125,000	1,586,750	50,000 Exercisable at Cdn.$2.90	745,000 Exercisable
			200,000 Exercisable at Cdn.$7.38	2,084,000 Exercisable
			125,000 Exercisable at Cdn.$13.09	588,750 Exercisable
James S. Voorhees	100,000	1,262,000	75,000 Exercisable at Cdn.$2.90	1,117,500 Exercisable
			200,000 Exercisable at Cdn.$7.38	2,084,000 Exercisable
			100,000 Exercisable at Cdn.$13.09	471,000 Exercisable
Cheryl S. Maher	55,000	686,200	5,000 Exercisable at Cdn.$2.50	76,500 Exercisable
			20,000 Exercisable at Cdn.$2.90	298,000 Exercisable
			60,000 Exercisable at Cdn.$3.00	888,000 Exercisable
			55,000 Exercisable at Cdn.$13.09	259,050 Exercisable
David L. Hyatt	40,000	383,200	50,000 Exercisable at Cdn.$2.70	755,000 Exercisable
			40,000 Exercisable at Cdn.$2.90	596,000 Exercisable
			10,000 Exercisable at Cdn.$13.09	47,100 Exercisable

     Employment Agreements between the Company and the Named Executive Officers

By an amended agreement dated November 1, 2001, Mr. C. Kevin McArthur was engaged by the Company to act as its President and Chief Executive Officer. The agreement has a month-to-month term subject to certain termination provisions. If Mr. McArthur is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. McArthur is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $300,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. Charles A. Jeannes was engaged by the Company to act as its Senior Vice-President Administration, General Counsel and Secretary. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Jeannes’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Jeannes is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $220,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. James S. Voorhees was engaged by the Company to act as its Vice-President, Operations and Chief Operating Officer. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Voorhees’ employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. If the employment of Mr. Voorhees is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination together with three times the annual salary in force at the date of termination and will receive continued full benefit coverage for 36 months following termination or the cash value thereof. The current salary under the Agreement is $220,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Ms. Cheryl S. Maher was engaged by the Company to act as its Vice President, Finance, Chief Financial Officer and Treasurer. The Agreement has a month-to-month term subject to certain termination provisions. If Ms. Maher’s employment with the Company is terminated for other than cause, she will be paid any remuneration due through the date of termination together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Ms. Maher is terminated or if she resigns her employment within 12 months following a change of control of the Company, as defined in the agreement, she will be paid any remuneration due through the date of termination together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $148,500 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

By an amended agreement dated November 1, 2001, Mr. David L. Hyatt was engaged by the Company to act as its Vice-President, U.S. Operations. The Agreement has a month-to-month term subject to certain termination provisions. If Mr. Hyatt’s employment with the Company is terminated for other than cause, he will be paid any remuneration due through the date of termination, together with the annual salary in force at the date of termination and will receive continued full benefit coverage for 12 months following termination or the cash value thereof. If the employment of Mr. Hyatt is terminated or if he resigns his employment within 12 months following a change of control of the Company, as defined in the agreement, he will be paid any remuneration due through the date of termination, together with two times the annual salary in force at the date of termination and will receive continued full benefit coverage for 24 months following termination or the cash value thereof. The current salary under the Agreement is $135,000 per annum plus benefits and participation in the Company’s Incentive Share Purchase Option Plan (see Note 2 to the “Summary Compensation Table”).

No funds were set aside or accrued by the Company during the year ended December 31, 2002 to provide pension, retirement or similar benefits for Directors or Named Executive Officers of the Company pursuant to any existing plan.

PERFORMANCE GRAPHS

The Toronto Stock Exchange

The following chart compares the market performance of the Company’s Shares in Canadian dollars on the TSX as compared to the S&P/TSX Gold Index and the S&P/TSX Composite Index. The TSX is the principal trading market for Shares of the Company outside of the United States.

TORONTO STOCK EXCHANGE

Compares 5 Year Cumulative Total Return Among Glamis Gold Ltd., TSX Gold Index and TSX Composite Index

New York Stock Exchange

The following chart compares the market performance of the Company’s Shares in U.S. dollars on the New York Stock Exchange (“NYSE”) as compared to the MG Group Index (an index comprised solely of gold mining companies) and the NYSE Market index.

NEW YORK STOCK EXCHANGE

Compares 5 Year Cumulative Total Return Among Glamis Gold Ltd., NYSE Market Index and MG Group Index

APPOINTMENT OF AUDITORS

KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, will be nominated at the Meeting at a remuneration to be fixed by the Directors. KPMG LLP have been the auditors of the Company since March 11, 1986.

It is anticipated that a representative of KPMG LLP will be in attendance at the Meeting and will be given an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that each shareholder vote FOR the appointment of KPMG LLP as auditor of the Company.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Extension of Shareholder Rights Plan

The Company is party to a Shareholder Rights Plan Agreement dated February 25, 2000 (the “Rights Plan Agreement”) with Montreal Trust Company of Canada (now Computershare Trust Company of Canada) as Rights Agent, pursuant to which the Company issued rights entitling the purchase of common shares of the Company (“Rights”) prior to the “Expiration Time” (the “Rights Plan”). The terms and conditions of the Rights Plan, which was previously approved by the shareholders, are described in more detail below.

The Rights Plan Agreement is currently effective and will expire at the conclusion of the Meeting unless shareholders approve an extension of the Expiration Time as defined in the Rights Plan Agreement. The Board of Directors is of the view that the original reasons for entering into the Rights Plan Agreement continue to apply and that it is appropriate to extend the expiry time of the Rights. It is proposed that the Expiration Time be extended for an additional 3-year period which will end at the conclusion of the Company’s annual general meeting held in 2006, subject to approval of the TSX. No other changes to the Rights Plan are being proposed.

Accordingly, shareholders will be asked to consider and, if thought fit, to pass an ordinary resolution extending the Rights Plan Agreement and all Rights issued under the Rights Plan. The text of the proposed resolution is as follows:

“BE IT RESOLVED THAT the proposed amendment (the “Amendment”) to the Company’s Rights Plan Agreement, to extend the Expiration Time for an additional three year period, as more particularly set out in the Information Circular prepared for the Meeting, be approved, subject to approval of the TSX.”

A copy of the Rights Plan Agreement and of the proposed amending agreement may be obtained by contacting the Secretary of the Company as follows: Charles A. Jeannes, 310 – 5190 Neil Road, Reno, Nevada 89502. Telephone: (775) 827-4600, Extn: 4107.

The Board and Management recommend that shareholders vote FOR the Amendment and to thereby extend the Expiration Time of the Rights Plan for an additional 3 year period.

     Background

The Board proposed the adoption of the Rights Plan and is proposing the Amendment to protect the shareholders of the Company from unfair take-over strategies to which the Company and its shareholders may be particularly vulnerable because of the different securities laws applicable in Canada and the United States of America, the principal trading markets for the Company’s Shares.

The Rights Plan was not proposed and the Amendment is not being proposed by the Board in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a Take-over Bid being made for the Company or to secure continuance of management or the Directors in office. The Rights Plan is designed to ensure that, in the event of a Take-over Bid being made for Voting Shares (which at the moment are comprised solely of Shares) of the Company, all shareholders will receive full and fair value for their Shares and will not be subject to abusive or coercive takeover strategies and that the Board, on behalf of the Company and all of its shareholders, will have the time and opportunity to evaluate the bid and its effects, to seek out alternative bidders and to explore, develop and evaluate other ways of maximizing shareholder value.

Accordingly, the objectives of the Rights Plan are, (i) to provide each shareholder, no matter where they are resident, the opportunity to receive the same offer, (ii) to provide each shareholder, together with his or her advisor, with sufficient time to assess and evaluate a Take-over Bid and (iii) to permit the Board, where appropriate, to explore, develop and evaluate alternatives to maximize the value to shareholders. Under the Rights Plan, a bidder is encouraged either to make a Permitted Bid, which does not need approval of the Board, having terms and conditions that are designed to meet these objectives, or, to negotiate the terms of a bid with the Board.

The objectives of the Rights Plan and the terms of the Rights Plan have been developed to deal with the following specific concerns with the existing securities laws in Canada pertaining to Take-over Bids:

     Time

Current Canadian securities legislation generally provides that Take-over Bids may expire after 35 days (which in certain jurisdictions is 35 days after the announcement of the bid by way of advertisement, rather than the date of mailing a Take-over Bid circular). The Board is concerned that this period of time does not provide an opportunity (i) for the shareholders and the Board to properly assess the initiating bid, (ii) for the shareholders to assess the merits of competing bids, and (iii) for the Board to seek out or otherwise allow competing bidders to emerge or to develop other methods of maximizing shareholder value.

The Rights Plan, through the Permitted Bid concept, provides a mechanism whereby the minimum expiry period for a Take-over Bid will be 45 days from the time a Take-over Bid circular is mailed and provides that if the Permitted Bid is successful in having at least 50% of the outstanding Voting Shares held by Independent Shareholders (such being generally the shareholders of the Company other than (i) the bidder and its Associates and Affiliates and other persons acting in concert with the bidder and (ii) any employee benefit plan for the employees of the Company or a wholly-owned subsidiary of the Company), tendered by such time, the Take-over Bid will be extended for an additional 10 Business Days. These provisions will allow the shareholders and the Board additional time to consider the Take-over Bid and the various alternatives that may potentially be available.

     Pressure to Tender

There is concern that a shareholder may feel compelled to tender to a bid which the shareholder considers to be inadequate and not represent full and fair value because, in failing to do so, the shareholder may be left with illiquid or minority discounted Voting Shares in the Company. The requirements for a Permitted Bid in the Rights Plan include a mechanism which is intended to ensure that a shareholder who has not tendered to a Permitted Bid, may do so once it is known that the Permitted Bid has been successful. A Permitted Bid is required to contain a provision that Voting Shares will not be taken-up and paid for under the Take-over Bid unless a majority of the outstanding Voting Shares held by Independent Shareholders have tendered by the end of the Permitted Bid’s minimum 45 day period, following which the Take-over Bid must be extended for a further 10 Business Days so as to allow those who did not tender at the first expiry time to nevertheless tender into the bid.

     Unfair Treatment

The Board has adopted the Rights Plan in part because a bidder could attempt to obtain control of the Company without paying full value, without obtaining shareholder approval and without treating all shareholders equally. Canadian securities laws contain various exemptions which may allow for unequal treatment of shareholders in transactions involving an acquisition of effective control of a company. Under these laws it is possible, through the acquisition of shares in the open market or through private agreements involving a small number of shareholders, to acquire a large share position or even a control block in a Canadian public company without making an offer to all shareholders. Under these types of acquisitions, control of a company may be obtained without the acquirer being required to pay a “control premium” to all shareholders of the company.

     Summary of Operation of the Rights Plan

As described in more detail below, if a person (an “Acquiring Person”) acquires 20% or more of the Voting Shares of the Company, other than by way of (i) a Permitted Bid, (ii) a Competing Bid, (iii) a transaction otherwise approved by the Board or (iv) through distributions by the Company, holders of Rights other than the Acquiring Person may acquire for Cdn$100, Common Shares of the Company having a market value of Cdn.$200. In such a case, the Rights will cause substantial dilution to an Acquiring Person. This dilutive aspect of the Rights Plan is intended to discourage a potential acquirer from undertaking “creeping acquisitions” or buying a large block of shares from a select group of shareholders through “private agreement transactions”

The Rights Plan does not affect the duties imposed upon the Board at law to act honestly and in good faith and in the best interests of the Company and to consider any Take-over Bid in respect of the Company on that basis. In addition, the Rights Plan does not prevent a person from utilizing the proxy solicitation mechanism of the Company Act (British Columbia) to effect a change of the Board nor will it affect the right of holders of not less than 5% of the Voting Shares of the Company to requisition the Board to call a meeting of shareholders for the purposes stated in the requisition.

Issuance of the Rights will not alter in any way the financial condition of the Company and will not interfere with the day-to-day operations of the Company or its business plans nor will it change the way in which shareholders currently trade Shares.

     Description of the Rights Plan

The following description of the Rights Plan is a summary only. Reference is made to the Rights Plan Agreement for a full description of the terms of the Rights Plan.

     Issuance of Rights

Effective at 5:00 p.m. on February 25, 2000, one Right was issued in respect of each outstanding Common share (each a “Voting Share”) of the Company (the “Effective Time”) and one Right will be issued in respect of each Voting Share of the Company issued thereafter, prior to the earlier of the Separation Time and the Expiration Time. If the Amendment is approved by shareholders at the Meeting, the Rights will expire at the termination of the Company’s annual general meeting held in the year 2006 (the “Expiration Time”), unless earlier redeemed by the Company. If the Amendment is not approved by the shareholders of the Company at the Meeting, the Rights Plan will expire at the conclusion of the Meeting.

     Trading of Rights

Certificates for Voting Shares issued after the Effective Time will contain a notation incorporating the Rights Plan Agreement by reference. Until the Separation Time, or earlier termination or expiration of the Rights, the Rights will be evidenced by and transferred with the associated Voting Shares and the surrender for transfer of any certificate representing Voting Shares will also constitute the surrender for transfer of the Rights associated with those Voting Shares. After the Separation Time, the Rights will become exercisable and begin to trade separately from the associated Voting Shares. As soon as practicable following the Separation Time, separate certificates evidencing rights (“Rights Certificates”) will be mailed to the holders of record of Voting Shares as of the Separation Time and the Rights Certificates alone will evidence the Rights. The Rights will be listed in Canada on The Toronto Stock Exchange upon separation.

     Separation Time

Under the Rights Plan the Separation Time means the close of business on the 10th Trading Day after the earliest to occur of:

(a)	a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired Beneficial Ownership of 20% or more of the outstanding voting shares of the Company (“Voting Shares”), other than as a result of (i) a reduction in the number of Voting Shares outstanding, (ii) a Permitted Bid, (iii) acquisitions of Voting Shares approved by the Board, or (iv) other specified exempt acquisitions where shareholders participate on a pro rata basis;

(b)	the date of commencement of, or the first public announcement of an intention of any person to commence, a Take-over Bid where the Voting Shares subject to the bid, together with the Voting Shares beneficially owned by that person (including affiliates, associates and joint actors) would constitute 20% or more of the outstanding Voting Shares; and

(c)	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such,

or such later date as the Board may determine.

Under the Rights Plan, a Take-over Bid means an offer to acquire Voting Shares where the Voting Shares subject to the offer together with the number of Voting Shares held by the person making the bid constitute in the aggregate 20% or more of the outstanding Voting Shares of the Company.

     Exercise of Rights

Rights will not be exercisable until the Separation Time. After the Separation Time and prior to the occurrence of a transaction which results in a person becoming an Acquiring Person (a “Flip-In Event”), each Right will entitle the registered holder thereof to purchase from the Company one Common share at a price of Cdn.$100, subject to adjustment and certain anti-dilution provisions (the “Exercise Price”). If a Flip-In Event occurs, each Right will, unless the Flip-In Event is waived in accordance with the terms of the Rights Plan, entitle the registered holder to receive, upon payment of the Exercise Price, Common Shares of the Company having an aggregate market price equal to twice the Exercise Price. In such event, however, any Rights beneficially owned by an Acquiring Person, (including affiliates, associates and joint actors), or the transferee of any such person, will be void. A Flip-In Event does not include acquisitions approved by the Board or acquisitions pursuant to a Permitted Bid or Competing Permitted Bid.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including the right to vote or receive dividends.

     Permitted Bids

The Rights Plan employs a “Permitted Bid” concept whereby a Take-over Bid will not trigger the Separation Time if it meets certain conditions. A “Permitted Bid” is defined as an offer to acquire Voting Shares for cash or securities made by means of a Take-over Bid circular, where the Voting Shares subject to the offer, together with shares beneficially owned by the offeror at the date of the offer (including its affiliates, associates and joint actors), constitute 20% or more of the outstanding Voting Shares and that also complies with the following additional provisions:

(a)	the bid must be made to all the holders of Voting Shares wherever resident; and

(b)	the bid must contain the following irrevocable and unqualified conditions:

(i)	no Voting Shares will be taken up or paid for prior to the close of business on the 45th day following the date the circular is sent to shareholders and then only if more than 50% of the then outstanding Voting Shares held by Independent Shareholders have been tendered to the bid and not withdrawn;

(ii)	Voting Shares may be deposited pursuant to the bid, unless it is withdrawn, at any time during the 45 day period described in §(b)(i);

(iii)	Voting Shares deposited pursuant to the bid may be withdrawn until taken up or paid for; and

(iv)	if the deposit condition referred to in §(b)(i) is satisfied, the offeror will extend the expiration date for the bid for at least 10 Business Days from the date on which the offer would otherwise expire.

     Competing Permitted Bids

A “Competing Permitted Bid” is a Take-over Bid made after a Permitted Bid has been made and prior to its expiry that satisfies all of the provisions of a Permitted Bid, except that it must remain open for acceptance until at least the later of 21 days and the expiry of the outstanding Permitted Bid. The reduction in the time for acceptance of a Competing Permitted Bid is to allow, as nearly as practicable, all bids to be dealt with by the shareholders of the Company within substantially the same time frame.

     Beneficial Ownership

Under the definition of “Beneficial Ownership” in the Rights Plan, a person is deemed to own securities owned by the person’s affiliates and associates and by any person acting jointly or in concert with such person. A person is also deemed to own securities which such person has a right to acquire within 60 days of the exercise of conversion rights or purchase rights. The Rights Plan contains certain exceptions which would permit investment managers and trust companies holding securities on behalf of clients, Crown agents, certain statutory bodies and pension plan administrators to hold more than 20% of the outstanding Voting Shares of the Company in the ordinary course of their business without becoming an Acquiring Person, provided they do not actually make a Take-over Bid for such shares. In addition, the Rights Plan has an exemption from the deemed ownership of securities for those which are lodged under a Permitted Lock-up Agreement or in respect of securities which have been deposited or tendered pursuant to a tender or exchange offer or Take-over Bid unless such deposited or tendered shares have been accepted unconditionally for payment or exchange or have been taken up or paid for.

A Permitted Lock-up Agreement is an agreement whereby a person agrees to deposit or tender Voting Shares held by the person to a Take-over Bid, but which permits the person to withdraw the Voting Shares from the agreement in order to tender or deposit them to another Take-over Bid that contains an offering price or value per Voting Share that is at least 5% in excess of the value per Voting Share offered under the bid which is subject to the Lock-up Agreement.

     Redemption of Rights and Waiver of a Flip-In Event

At any time prior to the occurrence of a Flip-In Event, the Board may, with the prior consent of the holders of Voting Shares, authorize the redemption of all, but not less than all, of the then outstanding Rights at a redemption price of Cdn.$0.00001 per Right, subject to adjustment. In addition, if an offeror acquires more than 50% of the Outstanding Voting Shares not already beneficially owned by the offeror, pursuant to a Permitted Bid, a Competing Permitted Bid or another exempt acquisition, the Board will be deemed to have elected to have the Company redeem the Rights at the redemption price.

Prior to the occurrence of a Flip-In Event, the Board may, with the prior consent of the holders of Voting Shares, waive a Flip-In Event that occurs as a result of a circular Take-over Bid sent to all holders of Voting Shares. In that event, the Board will be deemed to have waived any other Flip-In Event occurring by reason of any other circular Take-over Bid.

The Board may also waive the application of the Rights Plan to a Flip-In Event resulting from inadvertence where the Acquiring Person has reduced its beneficial ownership of Voting Shares to below 20%. Except as described above, the waiver of the application of the Rights Plan to a particular Flip-In Event requires shareholder approval.

     Protection against Dilution

The Exercise Price, the number and nature of securities which may be purchased upon the exercise of Rights and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Common Shares, pro rata distributions to holders of Common Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.

     Supplements and Amendments

The Board may, without the approval of the holders of Voting Shares or Rights, make any amendments to the Rights Plan Agreement (i) specifically contemplated therein, or (ii) to correct clerical or typographical errors, or (iii) which may be required to maintain the validity and effectiveness of the Rights Plan Agreement as a result of any change in any applicable laws or regulatory requirements. If these amendments occur before the Separation Time, they must be put before the shareholders for ratification at the next occurring meeting of shareholders and if the amendments occur after the Separation Time they must be put before the holders of Rights for ratification at a meeting to be called in accordance with the Articles of the Company and the Company Act (British Columbia).

At any time before the Separation Time, the Company may, with the prior consent of the holders of Voting Shares, amend, vary or rescind any of the provisions of the Rights Plan Agreement or the Rights whether or not such action would materially adversely affect the interests of the holders of Rights generally.

At any time after the Separation Time and before the Expiration Time, the Company may, with the prior consent of the holders of Rights, amend, vary or rescind any of the provisions of the Rights Plan Agreement or the Rights whether or not such action would materially adversely affect the interests of the holders of Rights generally.

     Income Tax Consequences

     Canadian Income Tax Consequences

The Company will not receive any income as a result of the issuance of the Rights for Canadian federal income tax purposes. Generally, the value of a right, if any, to acquire additional shares of a company is not a taxable benefit includable in income under the Income Tax Act (Canada) (the “Act”), and is not subject to non-resident withholding tax under the Act, provided that an identical right is conferred on all shareholders. While Rights were issued in respect of each outstanding Share, the Rights may become void in the hands of certain shareholders (an Acquiring Person, in the circumstances outlined under “Description of the Rights Plan” above) upon the occurrence of certain triggering events. Whether the issuance of the Rights is a taxable event is therefore not free of doubt. However, the Company is of the view that the Rights have a negligible monetary value at their date of issue and will continue to have a negligible monetary value. If the Rights have a negligible monetary value, the issue of the Rights will not give rise to a measurable taxable benefit or capital gain and will not be subject to non-resident withholding tax. The foregoing does not address the Canadian income tax consequences of other events such as the separation of the Rights from the Shares, the occurrence of a Flip-In Event or the exercise or redemption of Rights. The holder of Rights may well have significant income or be subject to withholding tax under the Act if the Rights become exercisable or are exercised or otherwise disposed of. Such consequences under the Act are not further addressed in this summary, as the Company is of the view that the structure of the Rights Plan makes it unlikely that the Rights would become exercisable or that the Separation Time will occur (although this result cannot be guaranteed).

As long as the Shares continue to be qualified investments for trusts governed by registered retirement savings plans, registered retirement investment funds and deferred profit sharing plans, the Rights will continue to be qualified investments for such plans.

     United States Tax Consequences

For United States federal income tax purposes, the Internal Revenue Service has stated in Revenue Ruling 90-11 that the adoption of a shareholders’ rights plan similar to the Rights Plan is not a taxable transaction to a company’s shareholders. That ruling expressly refrains from addressing the tax consequences of any other event in connection with a rights plan. The United States federal income tax consequences of such other events as the separation of the Rights from the Shares, a Flip-In Event or the exercise or redemption of Rights, are uncertain. The tax consequences, including the likelihood that an event will be a taxable transaction (which, in certain cases is probable) or, if taxable, whether it is a distribution or a sale or exchange of a Right can vary depending on the facts and circumstances at the time of the event.

Shareholders should consult their own tax advisors regarding the consequences of receiving, holding, exercising or exchanging Rights.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Company, no Director or executive officer of the Company or nominee for election as a Director of the Company or any security holder known to the Company to own of record or beneficially more than 10% of the Company’s outstanding shares or any member of the immediate family of any of the foregoing persons had any interest in any material transaction during the year ended December 31, 2002, or has any interest in any material transaction in the current year, save and except for the involvement of Messrs. Reifel and Sneddon in the acquisition of Francisco Gold Corp. (“Francisco”) by the Company.

On July 16, 2002, the Company completed the acquisition by way of a plan of arrangement of Francisco, a Canadian public company. Under the plan of arrangement, each issued Francisco common share was exchanged for 1.55 Shares of the Company and one share in Chesapeake Gold Corp. (“Chesapeake”), a new exploration company formed by Francisco. In addition, prior to completion of the closing of the transaction, Francisco transferred to Chesapeake cash of Cdn$1.50 per share for each issued share of Francisco (Cdn$25.0 million), certain early-stage Nicaraguan exploration assets and a 2% net smelter return royalty on Francisco’s Guatemalan projects outside the Marlin project area. The Company retained a right to acquire a 5% stake in Chesapeake (based on its initial capitalization) through a three-year share purchase warrant.

The Company issued 25.8 million Shares to the shareholders of Francisco under the terms of the plan of arrangement and issued stock options to acquire 1,674,000 Shares to directors, officers and employees of Francisco exercisable at prices between Cdn$3.07 and Cdn$4.04 per share, in exchange for their existing Francisco stock options. The Company accounted for the acquisition using the purchase method. The Company’s total acquisition cost for the transaction was $138,419,000.

At the time of closing of the plan of arrangement Mr. Randy Reifel, a nominee for the Board of Directors, was a director, the President and acting Chief Financial Officer of Francisco and he became a director of the Company. At such time Mr. Reifel held 2,103,754 shares of Francisco (12.6% of its outstanding shares) and held share purchase options to acquire 450,000 shares of Francisco at a price of Cdn$6.25 each. Under the plan of arrangement these were converted into

3,260,809 Shares and an option to acquire 697,500 Shares at a price of Cdn$3.07 each, respectively. In addition, at the time of closing of the plan of arrangement, Mr. Gerald Sneddon was a director and Executive Vice President Operations of Francisco and he became a director of the Company. At such time Mr. Sneddon held 86,800 shares of Francisco (0.5% of its outstanding shares) and held share purchase options to acquire 150,000 shares of Francisco at a price of Cdn$6.25 each. Under the plan of arrangement these were converted into 134,540 Shares and an option to acquire 232,500 Shares at a price of Cdn$3.07 each, respectively.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2002, which includes audited consolidated financial statements, will be mailed to Shareholders contemporaneously herewith, but such Annual Report is not incorporated in the Information Circular and is not deemed to be a part of the proxy-soliciting material.

OTHER MATTERS

Management knows of no other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their judgment.

BY ORDER OF THE BOARD

(Signed) “C. Kevin McArthur”
President and Chief Executive Officer

GLAMIS GOLD LTD.
5190 Neil Road, Suite 310, Reno Nevada, U.S.A. 89502
Telephone: (775) 827-4600 Fax: (775) 827-6992

P R O X Y

This proxy is solicited by the management of GLAMIS GOLD LTD. (the “Company”). The undersigned hereby appoints A. Dan Rovig, Chairman of the Board of Directors of the Company, or failing him, C. Kevin McArthur, President and Chief Executive Officer of the Company, or instead of either of the foregoing, (insert name)                                                                                 , as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Annual and Extraordinary Meeting to be held at The Fairmont Royal York Hotel, 100 Front Street West, Toronto, Ontario, on May 7, 2003, at 1:30 p.m., local time, and at any adjournments thereof, and directs the nominee to vote or abstain from voting the shares of the undersigned in the manner indicated below:

1.	Fixing the Number of Directors

Vote For ☐ Against ☐ the resolution fixing the size of the board of directors at 6.

2.	Election of Directors

The nominees proposed by management of the Company are:

A. Dan Rovig	Jean Depatie
C. Kevin McArthur	A. Ian S. Davidson
Kenneth F. Williamson	P. Randy Reifel

Vote For ☐ the election of all nominees listed above (except those whose names the undersigned has deleted)

Withhold Vote ☐

3.	Auditor

Vote For ☐ Withhold Vote ☐ on the resolution to appoint KPMG LLP, Chartered Accountants, as auditor of the Company at a remuneration to be fixed by the board of directors.

4.	Amendment to Shareholders’ Rights Plan

Vote For ☐ Against ☐ the resolution to amend the Company’s Rights Plan Agreement to extend the Expiration Time for an additional 3-year period, as more particularly set out in the Information Circular prepared for the Meeting.

5.	Upon any permitted amendment to or variation of any matter identified in the Notice for the Meeting.

6.	Upon any other matter that properly comes before the Meeting.

THE UNDERSIGNED HEREBY REVOKES ANY PRIOR PROXY OR PROXIES.

DATED:                                                                         , 2003.

Signature of Shareholder

(Please print name here)

A proxy will not be valid unless the completed, signed and dated form of proxy is delivered to the office of Computershare Trust Company of Canada, Proxy Department, by fax to (1-866-249-7775) or by mail or by hand to 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

Any one of the joint holders of a Share may sign a form of proxy in respect of the Share but, if more than one of them is present at the meeting or represented by proxyholder, the one of them whose name appears first in the register of members in respect of the Share, or that one’s proxyholder, will alone be entitled to vote in respect thereof. Where the form of proxy is signed by a company, either its corporate seal must be affixed to the form of proxy or the form of proxy should be signed by the company under the hand of an officer or attorney duly authorized in writing, which authorization must accompany the form of proxy.

A shareholder has the right to appoint a person, other than either of the nominees designated in this form of proxy, who need not be a shareholder, to attend and act for and on behalf of the shareholder at the Meeting and may do so by inserting the name of that other person in the blank space provided for that purpose in this form of proxy or by completing another suitable form of proxy.

The Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot, and where a choice with respect to a matter to be acted on is specified the Shares will be voted on a ballot in accordance with that specification. This proxy confers discretionary authority with respect to matters identified or referred to in the accompanying Notice for the Meeting for which no instruction is given, and with respect to other matters that may properly come before the Meeting other than voting for a nominee for Director who is not specified in the proxy. In respect of a matter so identified or referred to for which no instruction is given, the nominees named in this proxy will vote shares represented thereby FOR the approval of such matter.

ANNUAL RETURN CARD
REQUEST FOR INTERIM FINANCIAL STATEMENTS

TO:	GLAMIS GOLD LTD. (Cusip No. 376775102) (Scrip No. GLGQ)

In accordance with National Instrument No. 54-102 of the Canadian Securities Administrators, registered and non-registered (beneficial) shareholders may request annually to receive interim corporate mailings, including financial statements of the company. If you wish to receive such material, please complete and return this form to the registrar and transfer agent for Glamis Gold Ltd. (the “Company”):

Attention: Stock Transfer Department
Computershare Trust Company of Canada
100 University Avenue
9th Floor
Toronto, Ontario M5J 2Y1

I certify that I am a registered/non-registered owner of common securities of the Company and request that I be placed on the Company’s Supplemental Mailing List in order to receive the Company’s interim corporate mailings, including financial statements.

DATED: , 2003.	Signature

Name of Registered/Non-Registered Shareholder – Please Print

Address

Postal Code

Fax Number

Name and title of person signing if different from name above.

By providing an E-mail address, you will be deemed to be consenting to the electronic delivery to you at such E-mail address of the interim financial statements, if delivery by electronic means is allowed by applicable regulatory rules and policies.

E-mail address (optional)